Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@Rig.Net

HECTOR MAYTORENA APPOINTED RIGNET’S VICE PRESIDENT &

GENERAL MANAGER – EASTERN HEMISPHERE

Houston, Texas January 31, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of managed communications solutions to the oil and gas industry, announced today that Hector Maytorena, 51, has been named vice president and general manager – Eastern Hemisphere. Maytorena, who has been serving as RigNet’s vice president and general manager – Western Hemisphere since late 2009, succeeds Lars P. Eliassen, 39, in the role, effective April 1, 2012.

Mark Slaughter, RigNet’s chief executive officer and president said, “Hector Maytorena is an energetic, customer-focused leader in our industry. Working with Hector over the past four years at RigNet, I am confident of his commitment to service the needs of our customers and also to maintain focus on enhancing RigNet’s market position, revenue growth and stockholder value. Hector is ready for this next challenge. While I am excited about Hector’s new role, I also want to thank Lars for his many contributions to RigNet over almost a decade of service. We all wish the best to Lars as he transitions out of the Company to pursue other endeavors.”

Maytorena has a long history within the remote communications industry, holding various general management, sales, marketing, and business development leadership roles with increasing responsibility at RigNet and at Stratos Global Corporation (now part of Inmarsat Solutions). Prior to managing the Western Hemisphere at RigNet, he was RigNet’s vice president, Global Sales & Marketing. Prior to joining RigNet, he served as general manager of Southeast Texas and as director of U.S. Sales for United Technologies’ UTC Fire & Security unit (operating under the Chubb Security and Redhawk brands). Maytorena completed United Technologies’ Executive Program at the University of Virginia’s Darden Graduate School of Business and has attended an executive education course in Emerging Growth Companies at Stanford University’s Graduate School of Business.

Maytorena said, “RigNet is a growing remote communications company with a strong client base. I look forward to continuing our progress as I assume my new role and expanded responsibilities. RigNet has a strong management team and an employee base totally dedicated to serving our oil and gas customers, giving us high hopes for 2012 and beyond.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, offshore production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

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